Contact:

Jon W. Clark

Chief Financial Officer

(212) 297-1000

-Or-

Emily Pai

Investor Relations

(212) 297-1000

Gramercy Capital Corp. Closes the Previously Announced Acquisition of a $485 million Portfolio in a Joint Venture with Garrison Investment Group

New York, NY – December 6, 2012 - Gramercy Capital Corp. (NYSE: GKK) announced today that it has closed in a joint venture with Garrison Investment Group (“Garrison”) on the acquisition of a 115-property portfolio (“Portfolio”), for a total purchase price of $485 million ($87 per square foot). The Portfolio was acquired from an affiliate of KBS Real Estate Investment Trust, Inc. (“KBS”). At closing, the Company and Garrison collectively capitalized the joint venture, on a 50/50 basis, with an equity investment of approximately $141 million, plus deal expenses. The Company funded its portion of the equity contribution with approximately $56 million in cash and the issuance of six million shares of common stock to KBS, valued at $15 million at the execution date of the purchase agreement.

The Portfolio totals approximately 5.6 million square feet and is comprised of office buildings, branch-office buildings and operations centers. Bank of America, N.A. (“Bank of America”) leases approximately 81% of the total Portfolio and total occupancy is approximately 88%. The Portfolio consists of two sub-portfolios: The core portfolio (“Core Portfolio”), which consists of 67 assets and the held-for-sale portfolio (“Held-For-Sale Portfolio”) which consists of 48 properties. The joint venture’s strategy is to retain a core net-lease portfolio of high quality assets leased to Bank of America in primary and strong secondary markets and sell non-core, multi-tenant assets.

The Core Portfolio consists of 67 assets located in ten states. It is 98% occupied, with 96% leased to Bank of America under a 10.5-year master lease. For 2013, the Core Portfolio is expected to generate net operating income of approximately $27.2 million. At closing, the joint venture financed the Core Portfolio with a $200 million first mortgage.

The Held-For-Sale Portfolio consists of 48 assets located in 13 states that are 68% leased to Bank of America. Concurrently with the purchase of the Portfolio, the joint venture sold two multi-tenant office buildings for net proceeds of approximately $144 million. The two buildings sold at closing were a one million square foot multi-tenant office building located in downtown Chicago and a 406,000 square foot multi-tenant office building located in downtown Charlotte. Proceeds from these sales were used to reduce the capital contributions required by the Company and Garrison to fund the joint venture. The joint venture plans to sell the remaining 46 Held-For-Sale assets over the next 12-18 months for expected net proceeds of approximately $50 million. For 2013, the Held-For-Sale Portfolio is expected to generate net operating income of approximately $3.2 million.

Gordon F. DuGan, Chief Executive Officer of Gramercy Capital Corp., commented, “We couldn’t be more excited about this acquisition. The transaction allows Gramercy to deploy a significant amount of capital into an attractive, high-yielding, net lease opportunity. Furthermore, Garrison has been a tremendous partner in closing the largest and most complicated deal in my 24-year career.”

About Garrison Investment Group

Garrison Investment Group is a leading middle market credit and asset based investor, Garrison’s investment strategy focuses on unique middle market transaction across real estate, corporate credit, commercial & industrial and consumer loans. The firm is based in New York, has 63 employees (47 investment professionals) and manages in excess of $3 billion in assets under management.

Contact:

Jon W. Clark

Chief Financial Officer

(212) 297-1000

-Or-

Emily Pai

Investor Relations

(212) 297-1000

About Gramercy Capital Corp.

Gramercy Capital Corp. is a self-managed, integrated commercial real estate investment and asset management company. The Company’s Gramercy Realty division currently manages approximately $1.9 billion of commercial properties leased primarily to regulated financial institutions and affiliated users throughout the United States. The Gramercy Finance division manages approximately $1.8 billion of whole loans, bridge loans, subordinate interests in whole loans, mezzanine loans, preferred equity, commercial mortgage-backed securities and other real estate securities which are financed through three non-recourse CDOs. The Company is headquartered in New York City and has regional investment and portfolio management offices in Jenkintown, Pennsylvania, Charlotte, North Carolina, and St. Louis, Missouri.

To review the Company’s latest news releases and other corporate documents, please visit the Company's website at www.gkk.com or contact Investor Relations at 212-297-1000.

(GKK-EN)

Forward-Looking Information

This press release contains forward-looking information based upon the Company's current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include, but are not limited to, factors that are beyond the Company's control, including the implementation of the new business strategy, the integration of the new management team, the results of the operational review and those factors listed in the Company's Annual Report on Form 10-K and in the Company's Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For further information, please refer to the Company's filings with the SEC.